Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Trevi Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	28,960,199	$2.73	$79,061,343.27	.0000927	$7,328.99

	Total Offering Amounts				–	$79,061,343.27	–	$7,328.99
	Total Fee Offsets				–	–	–	–
	Net Fee Due				–	–	–	$7,328.99

(1)

The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 28,960,199 shares of the Registrant’s common stock, which consists of 4,580,526 outstanding shares of common stock and 24,379,673 shares of common stock issuable upon the exercise of outstanding pre-funded warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on April 29, 2022, as reported on the Nasdaq Global Market.